Exhibit 99.1
Gregory J. Larson Chief Financial Officer 240.744.5120 Gee Lingberg Vice President 240.744.5275

NEWS RELEASE

HOST HOTELS & RESORTS, INC. REPORTS RESULTS FOR THE FOURTH QUARTER AND FULL YEAR 2014

BETHESDA, MD; February 19, 2015 – Host Hotels & Resorts, Inc. (NYSE: HST), the nation’s largest lodging real estate investment trust (“REIT”), today announced results of operations for the fourth quarter and the year.

Operating Results

(in millions, except per share and hotel statistics)

	Quarter ended December 31,		Percent	Year ended December 31,		Percent
	2014	2013	Change	2014	2013	Change
Total revenues	$ 1,320	$ 1,331	(0.8)%	$ 5,354	$ 5,166	3.6%
Comparable hotel revenues (1)	1,242	1,217	2.1%	4,973	4,740	4.9%
Net income	258	126	104.8%	747	325	129.8%
Adjusted EBITDA (1)	351	322	9.0%	1,402	1,306	7.4%
Change in comparable hotel RevPAR:
Domestic properties	3.2%			5.4%
International properties - Constant US$	3.2%			10.2%
Total - Constant US$	3.2%			5.7%

Diluted earnings per share	$ .33	$ .16	106.3%	$ .96	$ .42	128.6%
NAREIT FFO per diluted share (1)	.40	.33	21.2%	1.57	1.26	24.6%
Adjusted FFO per diluted share (1)	.40	.33	21.2%	1.50	1.31	14.5%
___________
(1)

NAREIT Funds From Operations (“FFO”) per diluted share, Adjusted FFO per diluted share and Adjusted EBITDA are non-GAAP (U.S. generally accepted accounting principles) financial measures within the meaning of the rules of the Securities and Exchange Commission (“SEC”). Beginning December 31, 2014, the Company is presenting comparable hotel EBITDA, which is also a non-GAAP financial measure. Comparable hotel EBITDA is calculated in the same manner as the previously presented comparable hotel adjusted operating profit. The purpose of the change is to conform to industry naming standards for this metric. See the Notes to Financial Information on why the Company believes these supplemental measures are useful, reconciliations to the most directly comparable GAAP measure, and the limitations on the use of these supplemental measures.

Fourth quarter and full year 2014 results reflect the following:

•

Comparable hotel RevPAR on a constant dollar basis improved 3.2% for the quarter driven by rate growth of 4.1%, partially offset by a decrease in occupancy of 0.6 percentage points. For the full year, comparable hotel RevPAR increased 5.7%.

•

The Company’s strongest markets during the quarter were San Francisco and Hawaii, where comparable RevPAR increased 11.8% and 14.9% respectively. For the full year, San Francisco was the strongest market in the Company’s domestic portfolio, with a comparable RevPAR growth of 15.2% as the market continues to benefit from strength in demand from both group and transient customers.

•

During the fourth quarter, the Company’s New York and Washington D.C. markets continued to lag the portfolio with comparable RevPAR growth of 0.1% and 2.5% respectively, reflecting increased supply in both markets, as well as renovation activity in Washington, D.C.;

•

The increase in comparable hotel revenues of 2.1% and 4.9% for the quarter and full year, respectively, reflects the improvements in comparable RevPAR, described above, as well as the Company’s food and beverage (“F&B”) and other revenue results. At the Company’s comparable hotels, F&B revenues increased 0.4% for the quarter and 3.8% year-to-date. For the quarter, F&B revenues were affected by weaker group demand due to difficult year-over-year comparisons related, in part, to changes in the holiday schedule, mid-term elections and renovations at several of our meeting rooms and ballrooms.

•

The improvement in the Company’s comparable hotel revenues were offset by the greater level of dispositions than acquisitions, leading to a slight decrease in total revenues for the quarter. The effect of these transactions reduced total revenues, on a net basis, by $35 million for the quarter and $87 million year-to-date.

•

Comparable hotel EBITDA margins increased 15 basis points for the fourth quarter and 120 basis points for full year 2014, which drove the increase in comparable hotel EBITDA of 2.6% and 9.8%, respectively. The improvements in comparable hotel EBITDA margin reflect the growth in revenues, described above, as well as overall declines in several expenses at the Company’s comparable hotels, including incentive management fees (which reflect the renegotiation of fee arrangements at three properties) and property insurance;

•

Adjusted EBITDA increased $29 million in the quarter and $96 million full year 2014. In the fourth quarter, construction of the 131-unit Hyatt Ka’anapali Beach, A Hyatt Residence Club, in which the Company holds a 67% non-controlling interest, was completed and opened to timeshare owners. As a result, the Company was able to recognize gains of approximately $14 million in the fourth quarter, which includes the Company’s portion of the sale of timeshare units, net of costs, including gains that had been deferred in prior periods. For the full year 2014, the Company has recognized earnings of $7 million related to its ownership interest in the timeshare;

•	Adjusted FFO per diluted share increased 21.2% to $0.40 per share for the fourth quarter and 14.5% to $1.50 for full year 2014; and
•	Net income improved $132 million to $258 million for the fourth quarter, and $422 million to $747 million for full year 2014.

Net income was also impacted by the following:

•

Interest expense declined $10 million for the quarter and $90 million year-to-date due to a reduction in the overall debt balance and weighted average interest rate, combined with a decline in debt extinguishment costs compared to prior year; and

•	The increase in gains on asset sales and litigation settlements for both the quarter and full year.

Acquisitions, Dispositions & Development

The Company’s investment activity is consistent with its strategic objective to narrow the number of markets in which it owns properties, focusing on gateway cities and resort/conference markets. In addition, the Company is establishing a deeper foothold in those markets by expanding its investments to include upscale properties that may be operated by an independent manager or without a major brand affiliation. The Company was able to take advantage of strengthening investor demand in secondary or tertiary markets by reducing exposure to assets that are not part of this long-term strategy. In the fourth quarter, the Company sold the Tampa Marriott Waterside Hotel & Marina, Greensboro-High Point Marriott Airport and the Dayton Marriott for a total sales price of $239 million. For the full year, the Company acquired two hotels for $133 million and sold five hotels for a total sales price of $519 million.

In the fourth quarter, the Company opened the 149-room Novotel and 256-room ibis Rio de Janeiro Parque Olimpico in Barra da Tijuca, both managed by Accor. The hotels are located near the 2016 Olympic Village, with access to shopping centers such as Barra Shopping and Metropolitano Barra. The Company’s total investment in the development project was R$139 million ($65 million).

The Company’s guidance includes the anticipated disposition of one property in the first quarter. The net effect of the 2014 acquisition/disposition activity, and the anticipated disposition included in the Company’s guidance, are expected to reduce year-over-year comparisons for revenues by approximately $80 million, net income (excluding gains on sale) by $5 million and Adjusted EBITDA by $20 million for 2015.

Value Enhancement Projects

In addition to acquiring new assets, the Company is focused on creating and mining value from its existing portfolio through a variety of avenues to achieve the highest and best use for its properties. These projects include the development of timeshare, office space or condominiums on excess land, redevelopment or expansion of existing retail space, and the purchase or extension of existing ground leases. During 2014 these projects included:

•

The Hyatt Ka’anapali Beach – The Company contributed a combination of excess land and cash for a 67% interest in a joint venture for the development of the 131-unit Hyatt Ka’anapali Beach, a Hyatt Residence Club, adjacent to its Hyatt Regency Maui Resort & Spa. Completed in December 2014, the Company will benefit from the sale and financing of timeshare units, as well as synergies created with its existing hotel.

•

New York Marriott Marquis – During the fourth quarter, in conjunction with the redevelopment and lease of the retail space to Vornado Realty Trust, the new 25,000 square foot, eight-story high digital billboard was activated at the New York Marriott Marquis, providing a stunning new marquee to this landmark hotel. The redevelopment and leasing of the entire retail space is expected to be completed by late 2015.

•

Ground leases – During the year, the Company extended the ground lease at the Atlanta Marriott Suites Midtown by 30 years to 2104 and obtained flexibility with respect to lease provisions that govern the brand, operator and sub-lease rights in return for a marginal increase in minimum rent. Additionally, in February 2015, the Company completed the purchase of the ground lease at the Sheraton Indianapolis Hotel at Keystone Crossing, along with two out-parcels, for $4.6 million.

Redevelopment, Return on Investment (“ROI”) and Acquisition Capital Projects

The Company invested approximately $43 million and $112 million in the fourth quarter and full year 2014, respectively, on redevelopment projects and ROI capital expenditures. During the quarter, the Company activated the steam-to-gas conversion at the Sheraton New York Times Square, where the hotel (rather than the local utility) operates on its own boiler plant. The project is expected to result in cost savings and decrease the hotel’s carbon emissions.

For 2015, the Company anticipates completing several large-scale redevelopment projects which entail the closure of hotels and meeting spaces and include re-branding and franchising opportunities. The Company expects that redevelopment and ROI expenditures for 2015 will range from $245 million to $260 million.  These projects include:

•

The Axiom Hotel, San Francisco – In conjunction with a substantial $33 million renovation, the recently acquired Powell Hotel, located in the heart of downtown San Francisco, was closed on January 2, 2015 and will be converted to a new independent identity and renamed the Axiom Hotel. It is expected to re-open in late 2015.

•

Philadelphia Luxury Hotel – The Company recently announced that it will close the Four Seasons Philadelphia in June 2015 as part of a project to convert the property to a contemporary, independent luxury hotel operated by Sage Hospitality. The $28 million renovation will include extensive improvements to the ballroom, meeting space and spa and fitness center, while introducing a new roof-top lounge, high-end coffee bar and an exciting restaurant concept, the Urban Farmer.  The hotel is expected to re-open late in 2015.

•

Marriott Marquis San Diego Marina – In December 2014, the demolition of the existing conference center commenced in order to begin construction of the $106 million Marriott Marquis San Diego Marina Exhibit Hall, which, upon completion, will provide 180,000 square feet of expanded and modernized space for conferences and events.

•

Sheraton Santiago Hotel & Convention Center – The Company intends to complete an extensive guestroom renovation that involves the reconfiguration of bathrooms, all new case goods and an expansion of the current room count from 379 to 384. The renovation will require a temporary closure of a significant portion of the guestrooms simultaneously on multiple floors due to the building tower structure.

Upon commencement of the above projects, as well as one additional hotel renovation and rebranding project that the Company expects to announce later this year, the properties described above will be excluded from its comparable set due to the closures and large-scale displacement required during construction. The Company’s guidance includes the effect of the displacement described above, which is anticipated to reduce year-over-year comparisons for revenues by approximately $60 million, and both net income and adjusted EBITDA by $25 million, on a net basis, for 2015.

Renewal and Replacement Expenditures - The Company invested approximately $106 million and $324 million in renewal and replacement capital expenditures during the fourth quarter and full year 2014, respectively. During the fourth quarter, major renewal and replacement projects in progress include guestrooms at the New Orleans Marriott, the Westin Chicago River North, the JW Marriott Houston, Calgary Marriott Downtown, San Antonio Marriott Riverwalk and JW Marriott Washington D.C. For the year, approximately 50% of the renewal and replacement expenditures related to rooms, banquet halls and other common areas, which generally cause the most disruption to operations, were completed in the fourth quarter.

For 2015, the Company expects that overall renewal and replacement expenditures will total $330 million to $350 million. In addition to completing the projects started in the fourth quarter as noted above, these expenditures will include the renovation of guestrooms at The Ritz-Carlton, Marina del Rey, the W Seattle, and the Coronado Island Marriott Resort and Spa, and ballroom and meeting space renovations at the Santa Clara Marriott and the Manhattan Beach Marriott.

Balance Sheet

As of December 31, 2014, the Company had approximately $684 million of cash and cash equivalents and $796 million of available capacity under its credit facility. As of December 31, 2014, total debt was $4.0 billion, with an average maturity of 5.2 years and an average interest rate of 4.8%, including nearly 80% with a fixed rate of interest.

European Joint Venture

The European joint venture’s comparable hotel RevPAR on a constant euro basis increased approximately 2.9% for the fourth quarter and 2.5% for full year 2014. The comparable RevPAR results were driven by strength in transient business, leading to occupancy increases of 0.1 percentage points and 1.0 percentage points for the quarter and full year, respectively, and rate growth of 2.8% and 1.2%, respectively. Additionally, food and beverage revenues at the European joint venture comparable properties decreased 0.8% for the quarter and increased approximately 5.1% for the full year.

Dividend

The Company’s policy is that it generally intends to distribute, over time, 100% of its taxable income, which is dependent primarily on the Company’s results of operations, as well as tax gains and losses from property sales. The Company paid a regular quarterly cash dividend of $0.20 per share and a special cash dividend of $0.06 per share on its common stock on January 15, 2015 to stockholders of record on December 31, 2014. The total dividend for 2014 was $0.75 per share, which represented a 63% increase over 2013. On February 17, 2015, the Board of Directors authorized a regular quarterly cash dividend of $0.20 per share on its common stock. The dividend will be paid on April 15, 2015 to shareholders of record on March 31, 2015. Any future dividend is subject to approval by the Company’s Board of Directors.

2015 Outlook

The Company expects a solid year of growth in its U.S. portfolio in 2015. Similar to the trends experienced in 2014, RevPAR growth is expected to be driven by strength in several of the Company’s west coast markets, while growth in the New York and Washington, D.C. markets continue to be hindered by the recent new supply. The Company expects that results at its international properties will be in line with its overall portfolio, with the exception of Brazil due to difficult year-over-year comparisons resulting from the World Cup in 2014. However, due to the effects of currency translation, the relative strength in the U.S. dollar is expected to reduce the Company’s growth in revenue by approximately $30 million, net income by $5 million and Adjusted EBITDA by $17 million.

Uniform System of Accounts for the Lodging Industry

The Company’s operators have adopted an updated version of the Uniform System of Accounts for the Lodging Industry (“USALI”) in 2015, which reclassifies certain revenue and expense items. The 2014 results will not be restated for the changes, which will affect year-over-year comparisons for individual income statement line items. Overall, the implementation of USALI is expected to lower the Company’s RevPAR growth by approximately 10 basis points, while food and beverage revenue growth is expected to increase by an additional 250 basis points (primarily reflecting new reporting for service charges). Additionally, these changes are expected to reduce the Company’s comparable hotel EBITDA margin growth by 20 basis points. These changes will not affect the Company’s forecast net income, comparable hotel EBITDA, or Adjusted EBITDA.

The Company anticipates that its 2015 operating results will increase as follows:

	Full Year 2015
	Low-end of range	High-end of range
Total comparable hotel RevPAR - Constant US$	4.5%	5.5%
Comparable hotel RevPAR for domestic properties	4.75%	5.75%
Comparable hotel RevPAR for international properties - Constant US$	0.0%	2.0%

Total revenues under GAAP	1.5%	2.7%
Total comparable hotel revenues	4.1%	5.4%
Operating profit margin under GAAP	(90 bps)	(50 bps)
Comparable hotel EBITDA margins	20 bps	50 bps

Based upon the above parameters, the Company estimates its 2015 guidance as follows (in millions, except per share amounts):

	Full Year 2015
	Low-end of range	High-end of range
Earnings per diluted share	$.62	$.65
Net income	477	506
NAREIT FFO per diluted share	1.52	1.55
Adjusted FFO per diluted share	1.52	1.55
Adjusted EBITDA	1,420	1,450

See the 2015 Forecast Schedules and the Notes to Financial Information for other assumptions used in the forecasts and items that may affect forecast results.

About Host Hotels & Resorts

Host Hotels & Resorts, Inc. is an S&P 500 and Fortune 500 company and is the largest lodging real estate investment trust and one of the largest owners of luxury and upper-upscale hotels. The Company currently owns 97 properties in the United States and 17 properties internationally totaling approximately 59,000 rooms. The Company also holds non-controlling interests in five joint ventures, including one in Europe that owns 19 hotels with approximately 6,500 rooms and one in Asia that has interests in four hotels in Australia and India. Guided by a disciplined approach to capital allocation and aggressive asset management, the Company partners with premium brands such as Marriott®, Ritz-Carlton®, Westin®, Sheraton®, W®, St. Regis®, Le Méridien®, The Luxury Collection®, Hyatt®, Fairmont®, Hilton®, Swissôtel®, ibis®, Pullman®, and Novotel® as well as independent brands in the operation of properties in over 50 major markets worldwide. For additional information, please visit the Company’s website at www.hosthotels.com.

Note: This press release contains forward-looking statements within the meaning of federal securities regulations. These forward-looking statements include forecast results and are identified by their use of terms and phrases such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” “plan,” “predict,” “project,” “will,” “continue” and other similar terms and phrases, including references to assumptions and forecasts of future results. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors which may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. These risks include, but are not limited to: changes in national and local economic and business conditions and other factors such as natural disasters, pandemics and weather that will affect occupancy rates at our hotels and the demand for hotel products and services; the impact of geopolitical developments outside the U.S. on lodging demand; volatility in global financial and credit markets; operating risks associated with the hotel business; risks and limitations in our operating flexibility associated with the level of our indebtedness and our ability to meet covenants in our debt agreements; risks associated with our relationships with property managers and joint venture partners; our ability to maintain our properties in a first-class manner, including meeting capital expenditure requirements; the effects of hotel renovations on our hotel occupancy and financial results; our ability to compete effectively in areas such as access, location, quality of accommodations and room rate structures; risks associated with our ability to complete acquisitions and dispositions and develop new properties and the risks that acquisitions and new developments may not perform in accordance with our expectations; our ability to continue to satisfy complex rules in order for us to remain a REIT for federal income tax purposes; risks associated with our ability to effectuate our dividend policy, including factors such as operating results and the economic outlook influencing our board’s decision whether to pay further dividends at levels previously disclosed or to use available cash to make special dividends; and other risks and uncertainties associated with our business described in the Company’s annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K filed with the SEC. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. All information in this release is as of February 19, 2015, and the Company undertakes no obligation to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

*

This press release contains registered trademarks that are the exclusive property of their respective owners. None of the owners of these trademarks has any responsibility or liability for any information contained in this press release.

*** Tables to Follow ***

Host Hotels & Resorts, Inc., herein referred to as “we” or “Host Inc.,” is a self-managed and self-administered real estate investment trust (“REIT”) that owns hotel properties. We conduct our operations as an umbrella partnership REIT through an operating partnership, Host Hotels & Resorts, L.P. (“Host LP”), of which we are the sole general partner. When distinguishing between Host Inc. and Host LP, the primary difference is approximately 1% of the partnership interests in Host LP held by outside partners as of December 31, 2014, which is non-controlling interests in Host LP in our consolidated balance sheets and is included in net income attributable to non-controlling interests in our consolidated statements of operations. Readers are encouraged to find further detail regarding our organizational structure in our annual report on Form 10-K.

HOST HOTELS & RESORTS, INC.

Consolidated Balance Sheets (1)

(in millions, except shares and per share amounts)

	December 31, 2014	December 31, 2013
	(unaudited)
ASSETS
Property and equipment, net	$10,575	$10,995
Due from managers	70	52
Advances to and investments in affiliates	433	415
Deferred financing costs, net	35	42
Furniture, fixtures and equipment replacement fund	129	173
Other	281	244
Restricted cash	—	32
Cash and cash equivalents	684	861
Total assets	$12,207	$12,814

LIABILITIES, NON-CONTROLLING INTERESTS AND EQUITY
Debt
Senior notes, including $386 million and $371 million, respectively, net of discount, of Exchangeable Senior Debentures	$2,884	$3,018
Credit facility, including the $500 million term loan	704	946
Mortgage debt	404	709
Other	—	86
Total debt	3,992	4,759
Accounts payable and accrued expenses	298	214
Other	324	389
Total liabilities	4,614	5,362

Non-controlling interests - Host Hotels & Resorts, L.P.	225	190

Host Hotels & Resorts, Inc. stockholders’ equity:
Common stock, par value $.01, 1,050 million shares authorized, 755.8 million shares and 754.8 million shares issued and outstanding, respectively	8	8
Additional paid-in capital	8,476	8,492
Accumulated other comprehensive loss	(50)	(9)
Deficit	(1,098)	(1,263)
Total equity of Host Hotels & Resorts, Inc. stockholders	7,336	7,228
Non-controlling interests—other consolidated partnerships	32	34
Total equity	7,368	7,262
Total liabilities, non-controlling interests and equity	$12,207	$12,814
___________
(1)

Our consolidated balance sheets as of December 31, 2014 have been prepared without audit. Certain information and footnote disclosures normally included in financial statements presented in accordance with GAAP have been omitted.

HOST HOTELS & RESORTS, INC.

Consolidated Statement of Operations (1)

(unaudited, in millions, except per share amounts)

	Quarter ended December 31,		Year ended December 31,
	2014	2013	2014	2013
Revenues
Rooms	$839	$838	$3,452	$3,317
Food and beverage	396	407	1,546	1,503
Other	85	86	356	346
Total revenues	1,320	1,331	5,354	5,166
Expenses
Rooms	228	226	924	894
Food and beverage	280	288	1,109	1,095
Other departmental and support expenses	315	317	1,264	1,249
Management fees	56	60	227	222
Other property-level expenses	97	92	386	376
Depreciation and amortization	177	178	701	697
Corporate and other expenses (2)	18	32	43	121
Gain on insurance settlements	—	—	(10)	—
Total operating costs and expenses	1,171	1,193	4,644	4,654
Operating profit	149	138	710	512
Interest income	1	1	4	4
Interest expense (3)	(50)	(60)	(214)	(304)
Gain on sale of assets (4)	124	1	236	33
Gain (loss) on foreign currency transactions and derivatives	1	1	(1)	3
Equity in earnings (losses) of affiliates	30	(20)	26	(17)
Income before income taxes	255	61	761	231
Benefit (provision) for income taxes	3	(2)	(14)	(21)
Income from continuing operations	258	59	747	210
Income from discontinued operations, net of tax	—	67	—	115
Net income	258	126	747	325
Less: Net income attributable to non-controlling interests	(4)	(3)	(15)	(8)
Net income attributable to Host Inc.	$254	$123	$732	$317
Basic earnings per common share:
Continuing operations	$.34	$.07	$.97	$.27
Discontinued operations	—	.09	—	.16
Basic earnings per common share	$.34	$.16	$.97	$.43
Diluted earnings per common share:
Continuing operations	$.33	$.07	$.96	$.27
Discontinued operations	—	.09	—	.15
Diluted earnings per common share	$.33	$.16	$.96	$.42

(1)

Our consolidated statements of operations presented above have been prepared without audit. Certain information and footnote disclosures normally included in financial statements presented in accordance with GAAP have been omitted.

(2)	Corporate and other expenses include the following items:
	Quarter ended December 31,		Year ended December 31,
	2014	2013	2014	2013
General and administrative costs	$17	$20	$82	$87
Non-cash stock-based compensation expense	8	6	22	18
Litigation (recoveries)/accruals and acquisition costs, net (a)	(7)	6	(61)	16
Total	$18	$32	$43	$121
___________
(a)

Includes litigation (recoveries)/accruals in 2014 and 2013, including the previously disclosed reversal of the $69 million loss contingency related to the successful litigation related to the ground lease for San Antonio Marriott Rivercenter in the third quarter of 2014.

HOST HOTELS & RESORTS, INC.

Consolidated Statement of Operations (1)

(unaudited, in millions, except per share amounts)

(3)	Interest expense includes the following items:
	Quarter ended December 31,		Year ended December 31,
	2014	2013	2014	2013
Non-cash interest for exchangeable debentures	$4	$4	$16	$15
Debt extinguishment costs	—	—	4	36
Total	$4	$4	$20	$51
(4)

Effective January 1, 2014, we adopted a new accounting standard for reporting discontinued operations. Under this standard, the disposal of a hotel, or group of hotels, is required to be reported in discontinued operations only if the disposal represents a strategic shift that has, or will have, a major effect on the company’s operations and financial results. Under the new standard, we are not permitted to restate prior year results, so the results of operations of hotels sold in 2013 will continue to be reported in discontinued operations.

Earnings per Common Share

(unaudited, in millions, except per share amounts)

	Quarter ended December 31,		Year ended December 31,
	2014	2013	2014	2013
Net income	$258	$126	$747	$325
Less: Net income attributable to non-controlling interests	(4)	(3)	(15)	(8)
Net income attributable to Host Inc.	254	123	732	317
Assuming conversion of exchangeable senior debentures	7	—	27	—
Diluted income attributable to Host Inc.	$261	$123	$759	$317

Basic weighted average shares outstanding	755.7	754.7	755.4	744.4
Assuming weighted average shares for conversion of exchangeable senior debentures	30.8	—	30.3	2.4
Assuming distribution of common shares granted under the comprehensive stock plans, less shares assumed purchased at market	1.1	.9	1.1	1.1
Diluted weighted average shares outstanding (1)	787.6	755.6	786.8	747.9
Basic earnings per common share	$.34	$.16	$.97	$.43
Diluted earnings per common share	$.33	$.16	$.96	$.42
___________
(1)

Dilutive securities may include shares granted under comprehensive stock plans, preferred operating partnership units (“OP Units”) held by minority partners, exchangeable debt securities and other non-controlling interests that have the option to convert their limited partnership interests to common OP Units. No effect is shown for any securities that were anti-dilutive for the period.

HOST HOTELS & RESORTS, INC.

Hotel Operating Data for Consolidated Hotels(1)

Comparable Hotels by Market in Constant US$

	As of December 31, 2014		Quarter ended December 31, 2014			Quarter ended December 31, 2013
Market (2)	No. of Properties	No. of Rooms	Average Room Rate	Average Occupancy Percentage	RevPAR	Average Room Rate	Average Occupancy Percentage	RevPAR	Percent Change in RevPAR
Boston	5	3,432	$219.13	72.0%	$157.84	$208.74	74.8%	$156.18	1.1%
New York	9	7,224	324.45	88.4	286.90	321.24	89.2	286.52	0.1
Philadelphia	2	776	222.38	72.9	162.08	208.79	76.3	159.38	1.7
Washington, D.C.	12	6,016	200.38	71.1	142.52	198.73	70.0	139.10	2.5
Atlanta	6	2,280	178.20	70.1	124.98	165.67	71.6	118.69	5.3
Florida	6	2,511	209.87	72.0	151.19	193.53	71.4	138.15	9.4
Chicago	7	2,857	196.63	69.9	137.45	183.19	70.6	129.25	6.3
Denver	3	1,363	152.33	59.6	90.71	145.69	57.9	84.38	7.5
Houston	4	1,706	189.74	66.9	126.84	179.57	74.4	133.64	(5.1)
Phoenix	4	1,522	198.00	67.8	134.30	189.31	65.2	123.39	8.8
Seattle	3	1,774	177.17	71.1	125.93	162.42	73.4	119.16	5.7
San Francisco	5	3,701	227.66	79.2	180.41	209.75	77.0	161.43	11.8
Los Angeles	8	3,228	171.41	73.7	126.26	156.75	77.1	120.81	4.5
San Diego	5	4,691	181.51	73.4	133.23	181.66	71.8	130.43	2.2
Hawaii	2	1,256	391.33	81.5	318.93	354.17	78.4	277.63	14.9
Other	11	7,231	161.54	61.0	98.52	161.21	63.2	101.81	(3.2)
Domestic	92	51,568	219.37	72.8	159.71	210.74	73.4	154.74	3.2

Asia-Pacific	7	1,390	$149.05	85.3%	$127.16	$144.52	81.6%	$117.89	7.9%
Canada	3	1,219	171.85	61.1	105.07	167.04	67.9	113.49	(7.4)
Latin America	4	1,075	231.26	70.5	163.02	217.58	69.7	151.58	7.5
International	14	3,684	178.36	73.1	130.30	171.42	73.6	126.22	3.2
All Markets - Constant US$	106	55,252	216.61	72.8	157.74	208.10	73.4	152.83	3.2

All Owned Hotels in Constant US$ (3)

	As of December 31, 2014		Quarter ended December 31, 2014			Quarter ended December 31, 2013
	No. of Properties	No. of Rooms	Average Room Rate	Average Occupancy Percentage	RevPAR	Average Room Rate	Average Occupancy Percentage	RevPAR	Percent Change in RevPAR
Comparable Hotels	106	55,252	$216.61	72.8%	$157.74	$208.10	73.4%	$152.83	3.2%
Non-comparable Hotels:
Renovations/Pro Forma Acquisitions(3)	3	2,879	221.98	63.5	140.90	216.50	62.9	136.10	3.5
Subtotal	109	58,131	216.85	72.4	156.90	208.46	72.9	152.00	3.2
Development/ Other(3)	5	952	133.97	70.2	94.07	130.99	76.5	100.25	N/M
All Hotels	114	59,083	215.93	72.3	156.18	208.24	72.9	151.86	2.8

Comparable Hotels in Nominal US$

	As of December 31, 2014		Quarter ended December 31, 2014			Quarter ended December 31, 2013
	No. of Properties	No. of Rooms	Average Room Rate	Average Occupancy Percentage	RevPAR	Average Room Rate	Average Occupancy Percentage	RevPAR	Percent Change in RevPAR
Asia-Pacific	7	1,390	$149.05	85.3%	$127.16	$154.73	81.6%	$126.22	0.7%
Canada	3	1,219	171.85	61.1	105.07	180.76	67.9	122.81	(14.4)
Latin America	4	1,075	231.26	70.5	163.02	242.05	69.7	168.63	(3.3)
International	14	3,684	178.36	73.1	130.30	186.61	73.6	137.41	(5.2)
Domestic	92	51,568	219.37	72.8	159.71	210.74	73.4	154.74	3.2
All Markets	106	55,252	216.61	72.8	157.74	209.12	73.4	153.58	2.7

Comparable Hotels by Type in Nominal US$

	As of December 31, 2014		Quarter ended December 31, 2014			Quarter ended December 31, 2013
Property type (2)	No. of Properties	No. of Rooms	Average Room Rate	Average Occupancy Percentage	RevPAR	Average Room Rate	Average Occupancy Percentage	RevPAR	Percent Change in RevPAR
Urban	56	34,536	$234.42	74.9%	$175.49	$230.06	75.8%	$174.43	0.6%
Suburban	28	9,807	165.30	65.7	108.55	155.07	65.9	102.14	6.3
Resort	11	5,570	256.38	69.8	178.85	238.63	68.1	162.61	10.0
Airport	11	5,339	146.37	75.9	111.15	133.72	77.5	103.60	7.3
All Types	106	55,252	216.61	72.8	157.74	209.12	73.4	153.58	2.7

HOST HOTELS & RESORTS, INC.

Hotel Operating Data for Consolidated Hotels(1)

Comparable Hotels by Market in Constant US$

	As of December 31, 2014		Year ended December 31, 2014			Year ended December 31, 2013
Market (2)	No. of Properties	No. of Rooms	Average Room Rate	Average Occupancy Percentage	RevPAR	Average Room Rate	Average Occupancy Percentage	RevPAR	Percent Change in RevPAR
Boston	5	3,432	$213.85	77.2%	$165.05	$198.31	79.3%	$157.20	5.0%
New York	9	7,224	286.93	87.1	249.86	278.77	86.8	241.86	3.3
Philadelphia	2	776	211.57	78.0	165.04	208.26	74.9	156.05	5.8
Washington, D.C.	12	6,016	201.94	76.7	154.96	202.69	75.0	152.09	1.9
Atlanta	6	2,280	172.85	73.9	127.82	164.58	73.3	120.57	6.0
Florida	6	2,511	218.49	78.0	170.47	207.93	75.6	157.12	8.5
Chicago	7	2,857	186.60	74.5	139.02	183.98	73.6	135.36	2.7
Denver	3	1,363	152.42	67.3	102.54	144.17	63.9	92.18	11.2
Houston	4	1,706	190.63	73.4	139.96	181.26	76.6	138.75	0.9
Phoenix	4	1,522	196.63	71.3	140.19	188.53	68.2	128.65	9.0
Seattle	3	1,774	188.57	78.8	148.62	168.60	78.1	131.71	12.8
San Francisco	5	3,701	224.15	82.4	184.78	199.66	80.3	160.41	15.2
Los Angeles	8	3,228	177.43	80.6	143.01	162.93	81.7	133.11	7.4
San Diego	5	4,691	193.17	80.0	154.54	186.14	78.2	145.59	6.1
Hawaii	2	1,256	378.37	81.7	309.29	353.41	82.0	289.89	6.7
Other	11	7,231	161.23	66.9	107.94	157.39	67.3	105.94	1.9
Domestic	92	51,568	211.82	77.3	163.73	202.55	76.7	155.27	5.4

Asia-Pacific	7	1,390	$153.62	82.9%	$127.37	$148.69	81.1%	$120.63	5.6%
Canada	3	1,219	180.08	66.6	119.92	171.37	68.9	118.06	1.6
Latin America	4	1,075	257.33	68.3	175.82	217.40	65.6	142.55	23.3
International	14	3,684	189.58	73.3	138.98	173.79	72.6	126.14	10.2
All Markets - Constant US$	106	55,252	210.40	77.0	162.07	200.72	76.4	153.32	5.7

All Owned Hotels in Constant US$ (3)

	As of December 31, 2014		Year ended December 31, 2014			Year ended December 31, 2013
	No. of Properties	No. of Rooms	Average Room Rate	Average Occupancy Percentage	RevPAR	Average Room Rate	Average Occupancy Percentage	RevPAR	Percent Change in RevPAR
Comparable Hotels	106	55,252	$210.40	77.0%	$162.07	$200.72	76.4%	$153.32	5.7%
Non-comparable Hotels:
Renovations/Pro Forma Acquisitions(3)	3	2,879	218.07	72.9	158.89	213.38	64.4	137.46	15.6
Subtotal	109	58,131	210.76	76.8	161.92	201.25	75.8	152.54	6.1
Development/ Other(3)	5	952	133.84	74.5	99.73	131.42	63.6	83.59	N/M
All Hotels	114	59,083	210.23	76.8	161.48	201.19	75.8	152.47	5.9

Comparable Hotels in Nominal US$

	As of December 31, 2014		Year ended December 31, 2014			Year ended December 31, 2013
	No. of Properties	No. of Rooms	Average Room Rate	Average Occupancy Percentage	RevPAR	Average Room Rate	Average Occupancy Percentage	RevPAR	Percent Change in RevPAR
Asia-Pacific	7	1,390	$153.62	82.9%	$127.37	$152.79	81.1%	$123.95	2.8%
Canada	3	1,219	180.08	66.6	119.92	183.53	68.9	126.43	(5.1)
Latin America	4	1,075	257.33	68.3	175.82	238.71	65.6	156.52	12.3
International	14	3,684	189.58	73.3	138.98	184.92	72.6	134.22	3.5
Domestic	92	51,568	211.82	77.3	163.73	202.55	76.7	155.27	5.4
All Markets	106	55,252	210.40	77.0	162.07	201.43	76.4	153.86	5.3

Comparable Hotels by Type in Nominal US$

	As of December 31, 2014		Year ended December 31, 2014			Year ended December 31, 2013
Property type (2)	No. of Properties	No. of Rooms	Average Room Rate	Average Occupancy Percentage	RevPAR	Average Room Rate	Average Occupancy Percentage	RevPAR	Percent Change in RevPAR
Urban	56	34,536	$225.22	78.5%	$176.83	$217.29	78.1%	$169.66	4.2%
Suburban	28	9,807	165.80	71.5	118.60	156.26	70.7	110.51	7.3
Resort	11	5,570	258.09	73.6	189.95	244.50	72.5	177.23	7.2
Airport	11	5,339	144.66	81.1	117.32	133.71	79.9	106.82	9.8
All Types	106	55,252	210.40	77.0	162.07	201.43	76.4	153.86	5.3
___________

HOST HOTELS & RESORTS, INC.

Hotel Operating Data for Consolidated Hotels(1)

(1)

See the Notes to Financial Information for a discussion of comparable hotel operating statistics and constant US$ presentation. Nominal US$ results include the effect of currency fluctuations, consistent with our financial statement presentation.

(2)	See the Notes to Financial Information for a description of these markets and property types.
(3)

Operating statistics are presented for all consolidated properties owned as of December 31, 2014 and do not include the results of operations for properties sold as of December 31, 2014. Additionally, all owned hotel operating statistics include hotels that we did not own for the entirety of the periods presented and properties that are undergoing large-scale capital projects during the periods presented and, therefore, are not considered comparable hotel information upon which we usually evaluate our performance. Specifically, comparable RevPAR is calculated as revenues divided by the available room nights, which will rarely vary on a year-over-year basis. Conversely, the available room nights included in the non-comparable RevPAR statistic will vary widely based on the timing of hotel closings, the scope of a capital project, or the development of a new property. As a result, the RevPAR change of 2.8% and 5.9% for the quarter and full year, respectively for the 114 hotels owned as of December 31, 2014 is non-comparable because the available room nights are not consistent and certain of these properties had little or no revenues during those periods.  See the Notes to Financial Information for further information on these pro forma statistics and the limitations on their use. The following hotels are considered non-comparable for the periods presented:

•

Non-comparable hotels - Renovations/pro forma acquisitions - This represents two hotels under significant renovations, The Ritz-Carlton, Naples and the Orlando World Center Marriott, and the Hyatt Place Waikiki Beach which was acquired in May 2013. We were able to obtain historical operating data for periods prior to our ownership for the Hyatt Place Waikiki and therefore it is presented on a pro forma basis assuming we owned the hotel as of January 1, 2013. As a result, the RevPAR change of 3.5% and 15.6% for the quarter and full year, respectively, for these hotels is considered non-comparable.

•

Non-comparable hotels - Development/other - This represent hotels that were under development or newly acquired hotels where large-scale capital projects, have, or will, require the property to be closed for an extended period of time: 1) The Novotel and ibis Rio de Janeiro Parque Olimpico hotels which we developed and were opened late in the fourth quarter of 2014; 2) The YVE Hotel Miami which was acquired in August 2014, but was closed for renovation for the first six months of 2013; 3) The Novotel Christchurch Cathedral Square, New Zealand which was closed due to earthquake damage since 2011 and reopened in August 2013; and, 4) The Axiom Hotel acquired in January 2014, for which historical data was not available for all of 2013 and which has begun large-scale renovations and a brand conversion.  As a result, the RevPAR change for both the quarter and full year for these hotels is considered non-meaningful (N/M).

HOST HOTELS & RESORTS, INC.

Hotel Operating Data – European Joint Venture

European Joint Venture Hotels

	As of December 31, 2014		Quarter ended December 31, 2014			Quarter ended December 31, 2013
	No. of Properties	No. of Rooms	Average Room Rate	Average Occupancy Percentage	RevPAR	Average Room Rate	Average Occupancy Percentage	RevPAR	Percent Change in RevPAR
Total comparable - in Constant Euros (1)	17	5,612	€179.54	75.5%	€135.58	€174.60	75.5%	€131.75	2.9%
Total comparable - in Nominal Euros (1)	17	5,612	179.54	75.5	135.58	173.58	75.5	130.99	3.5
All Hotels (Pro Forma) - in Constant Euros (2)	19	6,471	173.84	75.4	131.02	168.33	75.8	127.66	2.6

	As of December 31, 2014		Year ended December 31, 2014			Year ended December 31, 2013
	No. of Properties	No. of Rooms	Average Room Rate	Average Occupancy Percentage	RevPAR	Average Room Rate	Average Occupancy Percentage	RevPAR	Percent Change in RevPAR
Total comparable - in Constant Euros (1)	17	5,612	€182.05	77.5%	€141.13	€179.92	76.5%	€137.68	2.5%
Total comparable - in Nominal Euros (1)	17	5,612	182.05	77.5	141.13	179.06	76.5	137.02	3.0
All Hotels (Pro Forma) - in Constant Euros (2)	19	6,471	177.04	77.2	136.73	174.20	76.5	133.24	2.6
___________
(1)

Total comparable statistics include the operating performance for the 17 properties in the joint venture with comparable results (determined on the same basis as our consolidated comparable hotel portfolio). The total comparable statistics exclude the one hotel acquired in each of 2014 and 2013 as the joint venture did not own the hotels for the entirety of the periods presented. See Notes to Financial Information for a discussion of the constant Euro and nominal Euro presentation.

(2)

Operating statistics presented are for all properties owned by the joint venture as of December 31, 2014. The results exclude the operations for one property sold in each of 2014 and 2013. The results of the Grand Hotel Esplanade Berlin and the Sheraton Stockholm hotel are presented on a pro forma basis, assuming they were owned as of January 1, 2013. See Notes to Financial Information for further information on these pro forma statistics and limitations on their use.

HOST HOTELS & RESORTS, INC.

Schedule of Comparable Hotel Results (1)

(unaudited, in millions, except hotel statistics)

	Quarter ended December 31,		Year ended December 31,
	2014	2013	2014	2013
Number of hotels	106	106	106	106
Number of rooms	55,252	55,252	55,252	55,252
Change in comparable hotel RevPAR: Constant US$	3.2%	—	5.7%	—
Nominal US$	2.7%	—	5.3%	—
Operating profit margin (2)	11.3%	10.4%	13.3%	9.9%
Comparable hotel EBITDA margin (2)	25.75%	25.6%	26.5%	25.3%
Comparable hotel revenues
Room	$802	$781	$3,270	$3,104
Food and beverage (3)	371	369	1,418	1,367
Other	69	67	285	269
Comparable hotel revenues (4)	1,242	1,217	4,973	4,740
Comparable hotel expenses
Room	217	210	874	834
Food and beverage (5)	263	262	1,025	999
Other	34	34	139	138
Management fees, ground rent and other costs	408	399	1,617	1,569
Comparable hotel expenses (6)	922	905	3,655	3,540
Comparable hotel EBITDA	320	312	1,318	1,200
Non-comparable hotel results, net (7)	24	36	136	130
Depreciation and amortization	(177)	(178)	(701)	(697)
Interest expense	(50)	(60)	(214)	(304)
Benefit (provision) for income taxes	3	(2)	(14)	(21)
Gain on sale of property and corporate level income/expense	138	18	222	17
Net income	$258	$126	$747	$325
___________
(1)

See the Notes to Financial Information for a discussion of non-GAAP measures and the calculation of comparable hotel results. For additional information on comparable hotel EBITDA by market, see the supplemental information posted on our website.

(2)

Operating profit margins are calculated by dividing the applicable operating profit by the related revenue amount. GAAP operating profit margins are calculated using amounts presented in the consolidated statements of operations. Comparable hotel EBITDA margins are calculated using amounts presented in the above table.

(3)	The reconciliation of total food and beverage sales per the consolidated statements of operations to the comparable food and beverage sales is as follows:
	Quarter ended December 31,		Year ended December 31,
	2014	2013	2014	2013
Food and beverage sales per the consolidated statements of operations	$396	$407	$1,546	$1,503
Non-comparable hotel food and beverage sales	(33)	(46)	(164)	(169)
Food and beverage sales for the property for which we record rental income	8	8	36	33
Comparable food and beverage sales	$371	$369	$1,418	$1,367

HOST HOTELS & RESORTS, INC.

Schedule of Comparable Hotel Results (1)

(unaudited, in millions, except hotel statistics)

(4)	The reconciliation of total revenues per the consolidated statements of operations to the comparable hotel revenues is as follows:
	Quarter ended December 31,		Year ended December 31,
	2014	2013	2014	2013
Revenues per the consolidated statements of operations	$1,320	$1,331	$5,354	$5,166
Non-comparable hotel revenues	(92)	(126)	(437)	(478)
Hotel revenues for the property for which we record rental income, net	14	12	56	52
Comparable hotel revenues	$1,242	$1,217	$4,973	$4,740
(5)	The reconciliation of total food and beverage expenses per the consolidated statements of operations to the comparable food and beverage expenses is as follows:
	Quarter ended December 31,		Year ended December 31,
	2014	2013	2014	2013
Food and beverage expenses per the consolidated statements of operations	$280	$288	$1,109	$1,095
Non-comparable hotel food and beverage expenses	(22)	(31)	(106)	(117)
Food and beverage expenses for the property for which we record rental income	5	5	22	21
Comparable food and beverage expenses	$263	$262	$1,025	$999
(6)	The reconciliation of operating costs and expenses per the consolidated statements of operations to the comparable hotel expenses is as follows:
	Quarter ended December 31,		Year ended December 31,
	2014	2013	2014	2013
Operating costs and expenses per the consolidated statements of operations	$1,171	$1,193	$4,644	$4,654
Non-comparable hotel expenses	(68)	(90)	(301)	(348)
Hotel expenses for the property for which we record rental income	14	12	56	52
Depreciation and amortization	(177)	(178)	(701)	(697)
Corporate and other expenses	(18)	(32)	(43)	(121)
Comparable hotel expenses	$922	$905	$3,655	$3,540
(7)

Non-comparable hotel results, net, includes the following items: (i) the results of operations of our non-comparable hotels and sold hotels, which operations are included in our consolidated statements of operations as continuing operations, (ii) gains on property insurance settlements, and (iii) the results of our office buildings.

HOST HOTELS & RESORTS, INC.

Other Financial Data

(unaudited, in millions, except per share amounts)

			December 31, 2014	December 31, 2013
Equity
Common shares outstanding			755.8	754.8
Common shares outstanding assuming conversion of OP Units (1)			765.2	764.5
Preferred OP Units outstanding			.02	.02

Security pricing
Common stock (2)			$ 23.77	$ 19.44
2 1⁄2% Exchangeable Senior Debentures (3)			$ 1,877.8	$ 1,507.7

			Quarter ended	Year ended
			December 31,	December 31,
Dividends declared per common share
2014			$ .26	$ .75
2013			.13	.46

Debt
Senior debt	Rate	Maturity date	December 31, 2014	December 31, 2013
Series Q	6 3⁄4%	6/2016	$ —	$ 150
Series V	6%	11/2020	500	500
Series X	5 7⁄8%	6/2019	498	497
Series Z	6%	10/2021	300	300
Series B	5 1⁄4%	3/2022	350	350
Series C	4 3⁄4%	3/2023	450	450
Series D	3 3⁄4%	10/2023	400	400
Exchangeable senior debentures (4)	2 1⁄2%	10/2029	386	371
Credit facility term loan	1.3%	6/2017	500	500
Credit facility revolver (5)	1.6%	6/2018	204	446
			3,588	3,964
Mortgage debt and other
Mortgage debt (non-recourse)	3.3-6.6%	2/2016-1/2024	404	709
Other	—-	—	—	86
Total debt (6)(7)			$ 3,992	$ 4,759
Percentage of fixed rate debt			79%	71%
Weighted average interest rate			4.8%	4.7%
Weighted average debt maturity			5.2 years	5.3 years
Cash interest (8)			$ 189
___________
(1)

Each OP Unit is redeemable for cash or, at our option, for 1.021494 common shares of Host Inc. At December 31, 2014 and 2013, there were 9.3 million and 9.5 million common OP Units, respectively, held by non-controlling interests.

(2)	Share prices are the closing price as reported by the New York Stock Exchange.
(3)	Amount reflects market trading price of a single $1,000 debenture as quoted by Bloomberg L.P.
(4)

At December 31, 2014, the principal balance outstanding of the 2½% Exchangeable Senior Debentures due 2029 is $400 million. The discount related to these debentures is amortized through October 15, 2015, the first date at which holders can require us to repurchase the debentures for cash.

(5)	The interest rate shown is the weighted average rate of the outstanding credit facility at December 31, 2014.
(6)

In accordance with GAAP, total debt includes the debt of entities that we consolidate, but of which we do not own 100%, and excludes the debt of entities that we do not consolidate, but of which we have a non-controlling ownership interest and record our investment therein under the equity method of accounting. As of December 31, 2014, our non-controlling partners’ share of consolidated debt is $93 million and our share of debt in unconsolidated investments is $502 million.

(7)	Total debt as of December 31, 2014 and 2013 includes net discounts of $16 million and $31 million, respectively.
(8)

The following chart reconciles cash interest expense to GAAP interest expense for 2014 and Forecast Full Year 2015. See footnote (1) to the Reconciliation of Net Income to EBITDA, Adjusted EBITDA and NAREIT and Adjusted Funds From Operations per diluted share for 2015 Forecasts for forecast assumptions:

	Forecast Full Year 2015	December 31, 2014
GAAP interest expense	$200	$214
Non-cash interest for exchangeable debentures	(13)	(16)
Amortization of deferred financing costs	(8)	(8)
Non-cash debt extinguishment costs	—	(2)
Change in accrued interest	—	1
Cash interest full year	$179	$189

HOST HOTELS & RESORTS, INC.

Reconciliation of Net Income to

EBITDA and Adjusted EBITDA (1)

(unaudited, in millions)

	Quarter ended December 31,		Year ended December 31,
	2014	2013	2014	2013
Net income (3)	$258	$126	$747	$325
Interest expense	50	60	214	304
Depreciation and amortization	177	177	695	696
Income taxes	(3)	2	14	21
Discontinued operations (2)	—	—	—	15
EBITDA (3)	482	365	1,670	1,361
Gain on dispositions (4)	(122)	(66)	(233)	(98)
Gain on property insurance settlement	—	—	(1)	—
Acquisition costs	—	—	2	1
Recognition of deferred gain on land condemnation (5)	—	—	—	(11)
Litigation (recoveries)/accruals (6)	(2)	—	(61)	8
Non-cash impairment loss	—	1	6	1
Equity investment adjustments:
Equity in (earnings) losses of affiliates (7)	(30)	20	(26)	17
Pro rata Adjusted EBITDA of equity investments	28	11	68	48
Consolidated partnership adjustments:
Pro rata Adjusted EBITDA attributable to non- controlling partners in other consolidated partnerships	(5)	(9)	(23)	(21)
Adjusted EBITDA (3)	$351	$322	$1,402	$1,306
___________
(1)	See the Notes to Financial Information for discussion of non-GAAP measures.
(2)	Reflects the interest expense, depreciation and amortization and income taxes included in discontinued operations.
(3)

Net Income, EBITDA, Adjusted EBITDA, NAREIT FFO and Adjusted FFO include a gain of $3 million for the quarter and year ended December 31, 2014 for the sale of the portion of land attributable to individual units sold by the Maui timeshare joint venture. These metrics also include a gain of $21 million for the year ended December 31, 2013 for the sale of excess land adjacent to our Newport Beach Marriott Hotel & Spa.

(4)	Reflects the sale of an 89% controlling interest in one hotel in 2014, the sale of four hotels in 2014 and the sale of five hotels in 2013.
(5)

During the first quarter of 2013, we recognized a previously deferred gain of approximately $11 million related to the eminent domain claim by the State of Georgia for 2.9 acres of land at the Atlanta Marriott Perimeter Center for highway expansion for which we received cash proceeds in 2007. We have included the gain in NAREIT FFO per diluted share, which is consistent with the treatment of gains recognized on the disposition of non-depreciated assets. However, due to the significant passage of time since we received the proceeds, we have excluded the gain from Adjusted FFO per diluted share and Adjusted EBITDA for 2013.

(6)

The Company excludes the net effect of litigation recoveries/gains or losses that we consider outside of the ordinary course of business from its determination of Adjusted EBITDA and Adjusted FFO. For 2014 and 2013, the amounts primarily reflect activity for the litigation concerning the ground lease for the San Antonio Marriott Rivercenter started in 2005. Over time, we had accrued litigation losses totaling $69 million (including $8 million accrued in 2013) for this litigation. On October 3, 2014, the final motion for rehearing by Keystone-Texas Property Holding Corporation to the Texas Supreme Court was denied. As a result, in the third quarter of 2014, we reversed the $69 million loss contingency, which is included as a reduction to corporate expense in net income. Consistent with our definition of Adjusted EBITDA and Adjusted FFO, we have excluded $59 million of the gain, as the related accrual for this amount was similarly excluded in prior years. We are including $10 million of the gain in Adjusted EBITDA and Adjusted FFO, which represents periodic interest accrued on the judgments since 2010, as this amount was included as a reduction in Adjusted EBITDA and Adjusted FFO in prior years.

(7)

An adjustment of $15 million is included for the year ended December 31, 2013 for our portion of the non-cash impairment charges related to one of the hotels in our joint venture in Europe. The impairment charge has no effect on Adjusted EBITDA, NAREIT FFO or Adjusted FFO.

HOST HOTELS & RESORTS, INC.

Reconciliation of Net Income to NAREIT and

Adjusted Funds From Operations per Diluted Share (1)

(unaudited, in millions, except per share amounts)

	Quarter ended December 31,		Year ended December 31,
	2014	2013	2014	2013
Net income (3)	$258	$126	$747	$325
Less: Net income attributable to non-controlling interests	(4)	(3)	(15)	(8)
Net income attributable to Host Inc.	254	123	732	317
Adjustments:
Gain on dispositions, net of taxes (4)	(122)	(65)	(232)	(97)
Gain on property insurance settlement	—	—	(1)	—
Depreciation and amortization	176	176	692	703
Non-cash impairment loss	—	1	6	1
Equity investment adjustments:
Equity in (earnings) losses of affiliates (7)	(30)	20	(26)	17
Pro rata FFO of equity investments	31	1	51	26
Consolidated partnership adjustments:
FFO adjustment for non-controlling partnerships	(2)	(3)	(9)	(8)
FFO adjustments for non-controlling interests of Host L.P.	(1)	(2)	(6)	(8)
NAREIT FFO (3)	306	251	1,207	951
Adjustments to NAREIT FFO:
Loss on debt extinguishment	—	—	4	40
Acquisition costs	1	—	3	1
Recognition of deferred gain on land condemnation (5)	—	—	—	(11)
Litigation (recoveries)/accruals (6)	(2)	—	(61)	8
Adjusted FFO (3)	$305	$251	$1,153	$989

For calculation on a per share basis:

Adjustments for dilutive securities (2):
Assuming conversion of Exchangeable Senior Debentures	$7	$7	$27	$26
Diluted NAREIT FFO	$313	$258	$1,234	$977
Diluted Adjusted FFO	$312	$258	$1,180	$1,015

Diluted weighted average shares outstanding - EPS	787.6	755.6	786.8	747.9
Assuming conversion of Exchangeable Senior Debentures	—	29.9	—	29.5
Diluted weighted average shares outstanding - NAREIT FFO and Adjusted FFO	787.6	785.5	786.8	777.4
NAREIT FFO per diluted share	$.40	$.33	$1.57	$1.26
Adjusted FFO per diluted share	$.40	$.33	$1.50	$1.31
___________
(1)	See the Notes to Financial Information for discussion of non-GAAP measures.
(2)

Earnings per diluted share and NAREIT FFO and Adjusted FFO per diluted share are adjusted for the effects of dilutive securities. Dilutive securities may include shares granted under comprehensive stock plans, preferred OP units held by non-controlling partners, exchangeable debt securities and other non-controlling interests that have the option to convert their limited partnership interests to common OP units. No effect is shown for securities if they are anti-dilutive.

(3-7)	Refer to the corresponding footnote on the Reconciliation of Net Income to EBITDA and Adjusted EBITDA.

HOST HOTELS & RESORTS, INC.

Reconciliation of Net Income to EBITDA, Adjusted EBITDA and

NAREIT and Adjusted Funds From Operations per Diluted Shares for 2015 Forecasts (1)

(unaudited, in millions, except per share amounts)

	Full Year 2015
	Low-end of range	High-end of range
Net income	$477	$506
Interest expense	200	200
Depreciation and amortization	701	701
Income taxes	16	17
EBITDA	1,394	1,424
Equity investment adjustments:
Equity in earnings of affiliates	(19)	(19)
Pro rata Adjusted EBITDA of equity investments	69	69
Consolidated partnership adjustments:
Pro rata Adjusted EBITDA attributable to non-controlling partners in other consolidated partnerships	(24)	(24)
Adjusted EBITDA	$1,420	$1,450

	Full Year 2015
	Low-end of range	High-end of range
Net income	$477	$506
Less: Net income attributable to non-controlling interests	(11)	(11)
Net income attributable to Host Inc.	466	495
Depreciation and amortization	697	697
Equity investment adjustments:
Equity in earnings of affiliates	(19)	(19)
Pro rata FFO of equity investments	45	45
Consolidated partnership adjustments:
FFO adjustment for non-controlling partners in other consolidated partnerships	(9)	(9)
FFO adjustment for non-controlling interests of Host LP	(9)	(9)
NAREIT FFO and Adjusted FFO	1,171	1,200
Adjustment for dilutive securities:
Assuming conversion of Exchangeable Senior Debentures	25	25
Diluted NAREIT FFO and Adjusted FFO	1,196	1,225

Weighted average diluted shares - EPS (2)	757.1	757.1
Weighted average diluted shares - NAREIT and Adjusted FFO (2)	788.8	788.8
Earnings per diluted share	$0.62	$0.65
NAREIT FFO and Adjusted FFO per diluted share	$1.52	$1.55

___________

(1)	The forecasts are based on the below assumptions:
•

Total comparable hotel RevPAR in constant US$ will increase 4.5% to 5.5% for the low and high end of the forecast range. Comparable hotel RevPAR for our domestic portfolio will increase 4.75% to 5.75% for the low and high end of the forecast range, respectively, while comparable hotel RevPAR for our international properties in constant US$, which excludes the effect of changes in foreign currency, will remain flat for the low end and increase 2% for the high end of the forecast range. However, the effect of estimated changes in foreign currency has been reflected in the forecast of net income, EBITDA, earnings per diluted share and Adjusted FFO per diluted share.

•

Comparable hotel EBITDA margins will increase 20 basis points to 50 basis points for the low and high ends of the forecasted range, respectively, which includes the effect of the adoption of the 11th Edition of USALI in 2015 that will reduce margin growth by approximately 20 basis points.

•

Interest expense includes approximately $21 million related to non-cash interest expense for exchangeable senior debentures, amortization of original issue discounts and deferred financing fees. However, interest expense does not include any adjustment for debt extinguishment costs.

•

We expect to spend approximately $245 million to $260 million on ROI/redevelopment and acquisition capital expenditures and approximately $330 million to $350 million on renewal and replacement expenditures.

•

We anticipate the disposition of one property in the first quarter. However, due to uncertainty related to the completion and timing of any potential acquisitions and dispositions, we have not adjusted the forecast for any additional use of proceeds, gains on sale, acquisition costs or adjusted the number of comparable properties for acquisitions or dispositions that have not yet occurred.

For a discussion of additional items that may affect forecasted results, see the Notes to Financial Information.

(2)	NAREIT and Adjusted FFO per diluted share include 31.7 million shares for the dilution of exchangeable senior debentures. The exchangeable senior debentures are anti-dilutive for earnings per share.

 HOST HOTELS & RESORTS, INC.

Schedule of Comparable Hotel Results

for 2015 Forecasts (1)

(unaudited, in millions, except hotel statistics)

	Full Year 2015
	Low-end of range	High-end of range
Operating profit margin under GAAP (2)	12.4%	12.8%
Comparable hotel adjusted operating profit margin (3)	26.9%	27.2%
Comparable hotel sales
Room	$3,406	$3,438
Food and beverage	1,549	1,579
Other	292	292
Comparable hotel sales (4)	5,247	5,309
Comparable hotel expenses
Rooms, food and beverage and other departmental costs	2,112	2,135
Management fees, ground rent and other costs	1,721	1,730
Comparable hotel expenses (5)	3,833	3,865
Comparable hotel EBITDA	1,414	1,444
Non-comparable hotel results, net	66	66
Depreciation and amortization	(701)	(701)
Interest expense	(200)	(200)
Benefit (provision) for income taxes	(16)	(17)
Gain on sale of property and corporate level income/expense	(86)	(86)
Net income	$477	$506
___________
(1)

Forecast comparable hotel results include 104 hotels that we have assumed will be classified as comparable as of December 31, 2015. See “Comparable Hotel Operating Statistics” in the Notes to Financial Information. No assurances can be made as to the hotels that will be in the comparable hotel set for 2015. Also, see the notes to the “Reconciliation of Net Income to EBITDA, Adjusted EBITDA and NAREIT and Adjusted Funds From Operations per Diluted Share for Full Year 2014 Forecasts” for other forecast assumptions and further discussion of our comparable hotel set.

(2)	Operating profit margin under GAAP is calculated as the operating profit divided by the forecast total revenues per the consolidated statements of operations. See (4) below for forecast revenues.
(3)	Comparable hotel EBITDA margin is calculated as the comparable hotel EBTIDA divided by the comparable hotel sales per the table above.
(4)	The reconciliation of forecast total revenues to the forecast comparable hotel sales is as follows (in millions):
	Low-end of range	High-end of range
Revenues	$5,434	$5,501
Non-comparable hotel revenues	(242)	(247)
Hotel revenues for the property for which we record rental income, net	55	55
Comparable hotel sales	$5,247	$5,309

(5)	The reconciliation of forecast operating costs and expenses to the comparable hotel expenses is as follows (in millions):
	Low-end of range	High-end of range
Operating costs and expenses	$4,762	$4,799
Non-comparable hotel and other expenses	(176)	(181)
Hotel expenses for the property for which we record rental income	55	55
Depreciation and amortization	(701)	(701)
Corporate and other expenses	(107)	(107)
Comparable hotel expenses	$3,833	$3,865

HOST HOTELS & RESORTS, INC.

Notes to Financial Information

Forecasts

Our forecast of earnings per diluted share, NAREIT and Adjusted FFO per diluted share, EBITDA, Adjusted EBITDA and comparable hotel EBITDA margins are forward-looking statements and are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors which may cause actual results and performance to differ materially from those expressed or implied by these forecasts. Although we believe the expectations reflected in the forecasts are based upon reasonable assumptions, we can give no assurance that the expectations will be attained or that the results will not be materially different. Risks that may affect these assumptions and forecasts include the following: potential changes in overall economic outlook make it inherently difficult to forecast the level of RevPAR and margin growth; the amount and timing of acquisitions and dispositions of hotel properties is an estimate that can substantially affect financial results, including such items as net income, depreciation and gains on dispositions; the level of capital expenditures may change significantly, which will directly affect the level of depreciation expense and net income; the amount and timing of debt payments may change significantly based on market conditions, which will directly affect the level of interest expense and net income; the amount and timing of transactions involving shares of our common stock may change based on market conditions; and other risks and uncertainties associated with our business described herein and in our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K filed with the SEC.

Comparable Hotel Operating Statistics

To facilitate a quarter-to-quarter comparison of our operations, we present certain operating statistics (i.e., RevPAR, average daily rate and average occupancy) and operating results (revenues, expenses, hotel EBITDA and associated margins) for the periods included in this report on a comparable hotel basis. Beginning December 31, 2014, the Company presents comparable hotel EBITDA, which is calculated in the same manner as the previously presented comparable hotel adjusted operating profit. The purpose of the change is to conform to industry naming standards for this metric.

Because these statistics and operating results relate only to our hotel properties, they exclude results for our non-hotel properties and other real estate investments. We define our comparable hotels as properties:

(i) that are owned or leased by us and the operations of which are included in our consolidated results, whether as continuing operations or discontinued operations, for the entirety of the reporting periods being compared; and

(ii) that have not sustained substantial property damage or business interruption, or undergone large-scale capital projects (as further defined below) during the reporting periods being compared.

The hotel business is capital-intensive and renovations are a regular part of the business. Generally, hotels under renovation remain comparable hotels. A large scale capital project that would cause a hotel to be excluded from our comparable hotel set is an extensive renovation of several core aspects of the hotel, such as rooms, meeting space, lobby, bars, restaurants and other public spaces. Both quantitative and qualitative factors are taken into consideration in determining if the renovation would cause a hotel to be removed from the comparable hotel set, including unusual or exceptional circumstances such as: a reduction or increase in room count, rebranding, a significant alteration of the business operations, or the closing of the hotel during the renovation.

We do not include an acquired hotel in our comparable hotel set until the operating results for that hotel have been included in our consolidated results for one full calendar year. For example, we acquired the Hyatt Place Waikiki Beach in May of 2013. The hotel will not be included in our comparable hotels until January 1, 2015. Hotels that we sell are excluded from the comparable hotel set once the transaction has closed. Similarly, hotels are excluded from our comparable hotel set from the date that they sustain substantial property damage or business interruption or commence a large-scale capital project. In each case, these hotels are returned to the comparable hotel set when the operations of the hotel have been included in our consolidated results for one full calendar year after completion of the repair of the property damage or cessation of the business interruption, or the completion of large-scale capital projects, as applicable.

Of the 114 hotels that we owned on December 31, 2014, 106 have been classified as comparable hotels. The operating results of the following hotels that we owned as of December 31, 2014 are excluded from comparable hotel results for these periods:

Renovations/pro forma acquisitions: Hotels undergoing large-scale capital projects, as well as new acquisitions where comparable historical information for periods prior to our ownership is available:

•

The Ritz-Carlton, Naples, removed in the third quarter of 2013 (business interruption due to closure of the hotel during extensive renovations that were substantially completed in October 2013, including renovations of 450 rooms, including 35 suites, restaurant, façade and windows);

•	Hyatt Place Waikiki Beach (acquired in May 2013); and
•

Orlando World Center Marriott, removed in the third quarter of 2012 (business interruption due to extensive renovations that were substantially completed in July 2013, including façade restoration, the shutdown of the main pool and a complete restoration and enhancement of the hotel, including new water slides and activity areas, new pool, dining facilities and the renovation of one tower of guestrooms, meeting space and restaurants).

HOST HOTELS & RESORTS, INC.

Notes to Financial Information

Development/other: Hotels that were under development, as well as new acquisitions for which comparable historical information for periods prior to our ownership is not available:

•	Novotel Rio de Janeiro Parque Olimpico (opened in the fourth quarter of 2014);
•	ibis Rio de Janeiro Parque Olimpico (opened in the fourth quarter of 2014);
•	YVE Hotel Miami (acquired as the b2 miami downtown hotel in August 2014);
•	Axiom Hotel (acquired as the Powell Hotel in January 2014); and
•

Novotel Christchurch Cathedral Square in Christchurch, New Zealand (business interruption due to closure of the hotel following an earthquake in February 2011 and the subsequent extensive renovations, which hotel reopened in August 2013).

The operating results of ten hotels disposed of in 2014 and 2013 are not included in comparable hotel results for the periods presented herein. These operations are also excluded from the hotel operating data for all owned hotels on pages 10 and 11.

Operating statistics for the non-comparable hotels listed above are included in the hotel operating data for all owned hotels. By definition, the RevPAR results for these properties are not comparable due to the reasons listed above, and, therefore, are not indicative of the overall trends for our portfolio. The operating results for the Hyatt Place Waikiki Beach acquired in 2013 is included in the all owned hotel operating data on a pro forma basis, which includes operating results assuming it was owned as of January 1, 2013 and based on actual results obtained from the managers for periods prior to our ownership. For this hotel, since the year-over-year comparison includes periods prior to our ownership, the changes will not necessarily correspond to changes in our actual results. All owned hotel operating statistics are provided for completeness and to show the difference between our comparable hotel information (upon which we usually evaluate performance) and all of our hotels, including non-comparable hotels. Also, while they may not be illustrative of trends (as compared to comparable hotel operating statistics), changes in all owned hotel statistics will have an effect on our overall revenues. We also present all owned hotel statistics for our joint venture in Europe using the same methodology as our consolidated hotels.

We evaluate the operating performance of our comparable hotels based on both market and property type. These divisions are generally consistent with groupings recognized in the lodging industry.

Our markets consist of the following:

Domestic

•	Boston – Greater Boston Metropolitan area;
•	New York – Greater New York Metropolitan area, including northern New Jersey;
•	Philadelphia – Philadelphia Metropolitan area;
•	Washington, D.C. – Metropolitan area, including the Maryland and Virginia suburbs;
•	Atlanta – Atlanta Metropolitan area;
•	Florida – All Florida locations;
•	Chicago – Chicago Metropolitan area;
•	Denver – Denver Metropolitan area;
•	Houston – Houston Metropolitan area;
•	Phoenix – Phoenix Metropolitan area, including Scottsdale;
•	Seattle – Seattle Metropolitan area;
•	San Francisco – Greater San Francisco Metropolitan area, including San Jose;
•	Los Angeles – Greater Los Angeles area, including Orange County;
•	San Diego – San Diego Metropolitan area;
•	Hawaii – All Hawaii locations; and
•	Other – Select cities in California, Indiana, Louisiana, Minnesota, Missouri, Ohio, Tennessee, and Texas.

International

•	Asia-Pacific – Australia and New Zealand;
•	Canada – Toronto and Calgary; and
•	Latin America – Brazil, Chile and Mexico.

Our property types consist of the following:

•	Urban – Hotels located in primary business districts of major cities;
•	Suburban – Hotels located in office parks or smaller secondary markets;
•	Resort – Hotels located in resort destinations such as Arizona, Florida, Hawaii and Southern California; and
•	Airport – Hotels located at or near airports.

HOST HOTELS & RESORTS, INC.

Notes to Financial Information

Constant US$, Nominal US$ and Constant Euros

Operating results denominated in foreign currencies are translated using the prevailing exchange rates on the date of the transaction, or monthly based on the weighted average exchange rate for the period. For comparative purposes, we also present the RevPAR results for the prior year assuming the results for our foreign operations were translated using the same exchange rates that were effective for the comparable periods in the current year, thereby eliminating the effect of currency fluctuation for the year-over-year comparisons. For the full year forecast results, we use the applicable forward currency curve (as published by Bloomberg L.P.) for each monthly period to estimate forecast foreign operations in U.S. dollars and have restated the prior year RevPAR results using the same forecast exchange rates to estimate year-over-year growth in RevPAR in constant US$. We believe this presentation is useful to investors as it shows growth in RevPAR in the local currency of the hotel consistent with how we would evaluate our domestic portfolio. However, the estimated effect of changes in foreign currency has been reflected in the actual and forecast results of net income, EBITDA, earnings per diluted share and Adjusted FFO per diluted share. Nominal US$ results include the effect of currency fluctuations, consistent with our financial statement presentation.

We also present RevPAR results for our joint venture in Europe in constant Euros using the same methodology as used for the constant US$ presentation.

Non-GAAP Financial Measures

Included in this press release are certain “non-GAAP financial measures,” which are measures of our historical or future financial performance that are not calculated and presented in accordance with GAAP, within the meaning of applicable SEC rules. They are as follows: (i) FFO and FFO per diluted share (both NAREIT and Adjusted), (ii) EBITDA, (iii) Adjusted EBITDA and (iv) Comparable Hotel Property Level Operating Results. The following discussion defines these measures and presents why we believe they are useful supplemental measures of our performance.

NAREIT FFO and NAREIT FFO per Diluted Share

We present NAREIT FFO and NAREIT FFO per diluted share as non-GAAP measures of our performance in addition to our earnings per share (calculated in accordance with GAAP). We calculate NAREIT FFO per diluted share as our NAREIT FFO (defined as set forth below) for a given operating period, as adjusted for the effect of dilutive securities, divided by the number of fully diluted shares outstanding during such period, in accordance with NAREIT guidelines. NAREIT defines FFO as net income (calculated in accordance with GAAP) excluding gains and losses from sales of real estate, the cumulative effect of changes in accounting principles, real estate-related depreciation, amortization and impairments and adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect our pro rata share of the FFO of those entities on the same basis.

We believe that NAREIT FFO per diluted share is a useful supplemental measure of our operating performance and that the presentation of NAREIT FFO per diluted share, when combined with the primary GAAP presentation of earnings per share, provides beneficial information to investors. By excluding the effect of real estate depreciation, amortization, impairments and gains and losses from sales of depreciable real estate, all of which are based on historical cost accounting and which may be of lesser significance in evaluating current performance, we believe that such measures can facilitate comparisons of operating performance between periods and with other REITs, even though NAREIT FFO per diluted share does not represent an amount that accrues directly to holders of our common stock. Historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time. As noted by NAREIT in its April 2002 “White Paper on Funds From Operations,” since real estate values have historically risen or fallen with market conditions, many industry investors have considered presentation of operating results for real estate companies that use historical cost accounting to be insufficient by themselves. For these reasons, NAREIT adopted the FFO metric in order to promote an industry-wide measure of REIT operating performance.

Adjusted FFO per Diluted Share

We also present Adjusted FFO per diluted share when evaluating our performance because management believes that the exclusion of certain additional items described below provides useful supplemental information to investors regarding our ongoing operating performance. Management historically has made the adjustments detailed below in evaluating our performance, in our annual budget process and for our compensation programs. We believe that the presentation of Adjusted FFO per diluted share, when combined with both the primary GAAP presentation of earnings per share and FFO per diluted share as defined by NAREIT, provides useful supplemental information that is beneficial to an investor’s complete understanding of our operating performance. We adjust NAREIT FFO per diluted share for the following items, which may occur in any period, and refer to this measure as Adjusted FFO per diluted share:

•

Gains and Losses on the Extinguishment of Debt – We exclude the effect of finance charges and premiums associated with the extinguishment of debt, including the acceleration of the write-off of deferred financing costs associated with the original issuance of the debt being redeemed or retired and incremental interest expense incurred during the refinancing period. We also exclude the gains on debt repurchases and the original issuance costs associated with the retirement of preferred stock. We believe that these items are not reflective of our ongoing finance costs.

HOST HOTELS & RESORTS, INC.

Notes to Financial Information

•

Acquisition Costs – Under GAAP, costs associated with completed property acquisitions are expensed in the year incurred. We exclude the effect of these costs because we believe they are not reflective of the ongoing performance of the Company.

•

Litigation Gains and Losses – We exclude the effect of gains or losses associated with litigation recorded under GAAP that we consider outside the ordinary course of business. We believe that including these items is not consistent with our ongoing operating performance.

In unusual circumstances, we may also adjust NAREIT FFO for gains or losses that management believes are not representative of the Company’s current operating performance. For example, in the first quarter of 2013, management excluded the $11 million gain from the eminent domain claim for land adjacent to the Atlanta Marriott Perimeter Center for which we received the cash proceeds in 2007, but, pending the resolution of certain contingencies, was not recognized until 2013. Typically, gains from the disposition of non-depreciable property are included in the determination of NAREIT and Adjusted FFO.

EBITDA

Earnings before Interest Expense, Income Taxes, Depreciation and Amortization (“EBITDA”) is a commonly used measure of performance in many industries. Management believes EBITDA provides useful information to investors regarding our results of operations because it helps us and our investors evaluate the ongoing operating performance of our properties after removing the impact of the Company’s capital structure (primarily interest expense) and its asset base (primarily depreciation and amortization). Management also believes the use of EBITDA facilitates comparisons between us and other lodging REITs, hotel owners who are not REITs and other capital-intensive companies. Management uses EBITDA to evaluate property-level results and as one measure in determining the value of acquisitions and dispositions and, like FFO and Adjusted FFO per diluted share, is widely used by management in the annual budget process and for our compensation programs.

Adjusted EBITDA

Historically, management has adjusted EBITDA when evaluating the performance of Host Inc. and Host LP because we believe that the exclusion of certain additional items described below provides useful supplemental information to investors regarding our ongoing operating performance and that the presentation of Adjusted EBITDA, when combined with the primary GAAP presentation of net income, is beneficial to an investor’s complete understanding of our operating performance. Adjusted EBITDA also is a relevant measure in calculating certain credit ratios. We adjust EBITDA for the following items, which may occur in any period, and refer to this measure as Adjusted EBITDA:

•

Real Estate Transactions – We exclude the effect of gains and losses, including the amortization of deferred gains, recorded on the disposition or acquisition of depreciable assets and property insurance gains in our consolidated statement of operations because we believe that including them in Adjusted EBITDA is not consistent with reflecting the ongoing performance of our assets. In addition, material gains or losses from the depreciated book value of the disposed assets could be less important to investors given that the depreciated asset book value often does not reflect the market value of real estate assets as noted above.

•

Equity Investment Adjustments – We exclude the equity in earnings (losses) of affiliates as presented in our consolidated statement of operations because it includes our pro rata portion of the depreciation, amortization and interest expense related to such investments, which are excluded from EBITDA. We include our pro rata share of the Adjusted EBITDA of our equity investments as we believe this reflects more accurately the performance of our investments. The pro rata Adjusted EBITDA of equity investments is defined as the EBITDA of our equity investments adjusted for any gains or losses on property transactions multiplied by our percentage ownership in the partnership or joint venture.

•

Consolidated Partnership Adjustments – We deduct the non-controlling partners’ pro rata share of Adjusted EBITDA of our consolidated partnerships as this reflects the non-controlling owners’ interest in the EBITDA of our consolidated partnerships. The pro rata Adjusted EBITDA of non-controlling partners is defined as the EBITDA of our consolidated partnerships adjusted for any gains or losses on property transactions multiplied by the non-controlling partners’ percentage ownership in the partnership or joint venture.

•

Cumulative Effect of a Change in Accounting Principle – Infrequently, the Financial Accounting Standards Board promulgates new accounting standards that require the consolidated statement of operations to reflect the cumulative effect of a change in accounting principle. We exclude these one-time adjustments because they do not reflect our actual performance for that period.

•

Impairment Losses – We exclude the effect of impairment expense recorded because we believe that including them in Adjusted EBITDA is not consistent with reflecting the ongoing performance of our remaining assets. In addition, we believe that impairment expense, which is based on historical cost book values, is similar to gains and losses on dispositions and depreciation expense, both of which are excluded from EBITDA.

•

Acquisition Costs – Under GAAP, costs associated with completed property acquisitions are expensed in the year incurred. We exclude the effect of these costs because we believe they are not reflective of the ongoing performance of the company.

HOST HOTELS & RESORTS, INC.

Notes to Financial Information

•

Litigation Gains and Losses – Effective April 1, 2013, we have excluded the effect of gains or losses associated with litigation recorded under GAAP that we consider outside the ordinary course of business, which is consistent with the definition of Adjusted FFO that we adopted effective January 1, 2011. We believe that including these items is not consistent with our ongoing operating performance.

In unusual circumstances, we may also adjust EBITDA for gains or losses that management believes are not representative of the Company’s current operating performance. For example, in the first quarter of 2013, management excluded the $11 million gain from the eminent domain claim for land adjacent to the Atlanta Marriott Perimeter Center for which we received the cash proceeds in 2007, but, pending the resolution of certain contingencies, was not recognized until 2013. Typically, gains from the disposition of non-depreciable property are included in the determination of Adjusted EBITDA.

Limitations on the Use of NAREIT FFO per Diluted Share, Adjusted FFO per Diluted Share, EBITDA and Adjusted EBITDA

We calculate NAREIT FFO per diluted share in accordance with standards established by NAREIT, which may not be comparable to measures calculated by other companies who do not use the NAREIT definition of FFO or do not calculate FFO per diluted share in accordance with NAREIT guidance. In addition, although FFO per diluted share is a useful measure when comparing our results to other REITs, it may not be helpful to investors when comparing us to non-REITs. We also calculate Adjusted FFO per diluted share, which is not in accordance with NAREIT guidance and may not be comparable to measures calculated by other REITs. EBITDA and Adjusted EBITDA, as presented, may also not be comparable to measures calculated by other companies. This information should not be considered as an alternative to net income, operating profit, cash from operations or any other operating performance measure calculated in accordance with GAAP. Cash expenditures for various long-term assets (such as renewal and replacement capital expenditures), interest expense (for EBITDA and Adjusted EBITDA purposes only) and other items have been and will be made and are not reflected in the EBITDA Adjusted EBITDA, NAREIT FFO per diluted share and Adjusted FFO per diluted share presentations. Management compensates for these limitations by separately considering the impact of these excluded items to the extent they are material to operating decisions or assessments of our operating performance. Our consolidated statement of operations and cash flows include interest expense, capital expenditures, and other excluded items, all of which should be considered when evaluating our performance, as well as the usefulness of our non-GAAP financial measures. Additionally, NAREIT FFO per diluted share, Adjusted FFO per diluted share, EBITDA and Adjusted EBITDA should not be considered as a measure of our liquidity or indicative of funds available to fund our cash needs, including our ability to make cash distributions. In addition, NAREIT FFO per diluted share and Adjusted FFO per diluted share do not measure, and should not be used as a measure of, amounts that accrue directly to stockholders’ benefit.

Comparable Hotel Property Level Operating Results

We present certain operating results for our hotels, such as hotel revenues, expenses, EBITDA (and the related margin) and food and beverage adjusted profit (and the related margin), on a comparable hotel, or “same store,” basis as supplemental information for investors. Our comparable hotel results present operating results for hotels owned during the entirety of the periods being compared without giving effect to any acquisitions or dispositions, significant property damage or large scale capital improvements incurred during these periods. We present comparable hotel EBITDA to help us and our investors evaluate the ongoing operating performance of our comparable properties after removing the impact of the Company’s capital structure (primarily interest expense), and its asset base (primarily depreciation and amortization). Corporate-level costs and expenses are also removed to arrive at property-level results.  We believe these property-level results provide investors with supplemental information into the ongoing operating performance of our comparable hotels. Comparable hotel results are presented both by region and for the Company’s comparable properties in the aggregate. We eliminate depreciation and amortization because, even though depreciation and amortization are property-level expenses, these non-cash expenses, which are based on historical cost accounting for real estate assets, implicitly assume that the value of real estate assets diminishes predictably over time. As noted earlier, because real estate values have historically risen or fallen with market conditions, many real estate industry investors have considered presentation of historical cost accounting for operating results to be insufficient by themselves.

As a result of the elimination of corporate-level costs and expenses and depreciation and amortization, the comparable hotel operating results we present do not represent our total revenues, expenses, operating profit or net income and should not be used to evaluate our performance as a whole. Management compensates for these limitations by separately considering the impact of these excluded items to the extent they are material to operating decisions or assessments of our operating performance. Our consolidated statements of operations include such amounts, all of which should be considered by investors when evaluating our performance.

HOST HOTELS & RESORTS, INC.

Notes to Financial Information

We present these hotel operating results on a comparable hotel basis because we believe that doing so provides investors and management with useful information for evaluating the period-to-period performance of our hotels and facilitates comparisons with other hotel REITs and hotel owners. In particular, these measures assist management and investors in distinguishing whether increases or decreases in revenues and/or expenses are due to growth or decline of operations at comparable hotels (which represent the vast majority of our portfolio) or from other factors, such as the effect of acquisitions or dispositions. While management believes that presentation of comparable hotel results is a “same store” supplemental measure that provides useful information in evaluating our ongoing performance, this measure is not used to allocate resources or to assess the operating performance of each of these hotels, as these decisions are based on data for individual hotels and are not based on comparable hotel results. For these reasons, we believe that comparable hotel operating results, when combined with the presentation of GAAP operating profit, revenues and expenses, provide useful information to investors and management.